CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of the report of  Caturano and Company, P.C. dated February 5, 2010, relating to the financial statements of AVANYX Therapeutics, Inc. as September 30, 2009 and for the period from inception (August 24, 2009) to September 30, 2009 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the substantial doubt about the Company’s ability to continue as a going concern) included in, and to all references to our Firm included in or made a part of, this Registration Statement on Form S-1.

CATURANO AND COMPANY, P.C.

/s/ Caturano and Company, P.C.
Boston, Massachusetts
February 5, 2010

80 City Square Boston, MA 02129-3742 P 617.912.9000 F 617.912.9001 www.caturano.com
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